EXHIBIT 7
                                 COMMERZBANK AG,
                         LINEAR OPTION MASTER AGREEMENT

           This Linear Option MASTER AGREEMENT, between Commerzbank AG ("SELLER"), a German bank, and the party specified as buyer on the signature page hereto ("BUYER" or "YOU"), establishes the terms under which Seller will sell Linear Options (the "OPTIONS") to you.



   THE OPTION

1. Oral, Written and Electronic Orders are Binding. Oral and written agreements (and if you have signed an Electronic Trading Agreement, electronic agreements) are binding upon both of us. You and we may agree orally, in writing (or electronically via the Internet) to enter into, exercise, or amend any Option.

2. Initiation of an Option. To initiate an Option, you and we will agree on the following INITIATION TERMS:

(a) The ASSETS, which are the reference securities (and the quantity of such securities) with respect to which the Asset Value is determined. The Assets can either consist only of a single kind of stock or other security, in which case the Option will be a "SINGLE STOCK OPTION", or it may consist of several different securities, in which case the Option will be a "BASKET OPTION";

(b) Whether the option is a PUT, a CALL or a PAIR, and in the case of a Pair Option, which Assets represent LONG POSITIONS and which Assets represent SHORT POSITIONS;

(c)        In the case of a Single Stock Option:

(i) the STRIKE PRICE, which is the initial execution price of the shares underlying the Option (taking into account any commissions and other execution fees),

(ii) the OUT PRICE (adjusted for accrued premium where the Confirm so specifies) which is the per share Market Value that will trigger early expiration in accordance with Section 6(c), and

(iii) The REQUIRED PREMIUM PER SHARE which, when multiplied by the number of shares underlying the Option, will give the REQUIRED PREMIUM;

(d)        In the case of a Basket Option:

(i) The NOTIONAL VALUE, which is the sum of all Assets currently underlying the Option each multiplied by its applicable execution price (taking into account any commissions and other execution fees). In the case of a Pair Option, the LONG NOTIONAL VALUE is of the sum of Long Positions currently underlying the Option each multiplied by its applicable execution price, and the SHORT NOTIONAL VALUE is the sum of Short Positions currently underlying the Option each multiplied by its applicable execution price,

(ii) the OUT VALUE calculated by the Seller on the basis of the Notional Value, the Average Premium Requirement and the out allowance specified in the Confirmation, that will trigger early expiration of the Option as set forth in Section 6(c) when hit by the Net Option Value (or Gross Option Value where the Confirmation so specifies),

(iii) The AVERAGE PREMIUM REQUIREMENT set forth as a percentage of Notional Value. In case of a Pair Option, the Average Premium Requirement will be subdivided into a SHORT AVERAGE PREMIUM REQUIREMENT and a LONG AVERAGE PREMIUM REQUIREMENT, and

(iv) The REQUIRED PREMIUM, which, in the case of a Call Option and a Put Option, is the product of the Notional Value and the Average Premium Requirement. In case of a Pair Option, the Required Premium will be the greater of (A) the Long Average Premium Requirement multiplied by the Long Notional Value; and (B) the Short Average Premium Requirement multiplied by the Short Notional Value;



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(e)        The INITIAL PREMIUM, which is the cash you pay to Seller at the initiation of any Option. The sum of the Initial Premium and any Additional Premium constitutes PAID-IN PREMIUM, and the sum of Paid-in Premium and any Continuation Premium constitutes TOTAL PREMIUM. You shall pay the applicable premium, to Seller in its designated account in immediately available funds by no later than noon on the date following the Business Day on which you have agreed on such payment. A BUSINESS DAY is a day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in the city of New York are authorized or required by law or executive order to remain closed;

(f) The EFFECTIVE DATE of the Option (if we do not otherwise agree when we enter into an Option, the Effective Date shall be the date on which we enter into the Option);

(g) The MATURITY DATE of the Option (if we do not otherwise agree when we enter into an Option, the Maturity Date shall be 53 weeks from the Effective Date), or if such day is not a Business Day, the next succeeding Business Day;

(h) The PREMIUM ACCRUAL RATE at which the Net Option Value depreciates on an actual over Scheduled Term basis (where the SCHEDULED TERM is the number of calendar days beginning on, and including, the Effective Date and ending on, but excluding, the Maturity Date). In case of a Pair Option, the Premium Accrual Rate will be subdivided into the AVERAGE NET LONG ACCRUAL RATE, the AVERAGE NET SHORT ACCRUAL RATE and the MARKET NEUTRAL ACCRUAL RATE to be used in calculating the Accrued Premium in accordance with Section 5(g). (If we do not otherwise agree at the time we enter into any Option, the applicable accrual rate with respect to such Option shall be the same as with respect to the most recent Option between us). The Confirmation may also specify a MINIMUM DAY ACCRUAL which is the minimum number of days the Premium Accrual Rate will be applied to an Option that is terminated early, in whole or in part;


(i) The COMMISSION RATE (expressed as a number of cents per share) used in calculating the Amendment Fee for purchases and/or sales of securities relating to a change in the Assets effectuated through Commerzbank Capital Markets Corporation ("CMCC"), a registered broker / dealer. (If we do not agree on a Commission Rate at the time we amend an Option, the Commission Rate on the Option shall be equal to the most recent Commission Rate on any Option between us); and

(j) The CONTINGENT PREMIUM, which is the additional cash amount you must pay to Seller in event of an Early Expiration. (If we do not otherwise agree at the time we enter into any Option, the Contingent Premium shall be zero).

3. Amendment of an Option. To amend an Option, you and we will agree on one or more of the following AMENDMENT TERMS:

(a)        A change in the Assets.

(i) You may upon request, and following Seller's approval, change the Assets subject to a Basket Option. Such Asset change may result in a different Average Premium Requirement and/or Notional Value. This, in turn, may lead to a new Required Premium. (A) Where the new Required Premium exceeds the Paid-in Premium, you must pay ADDITIONAL PREMIUM in an amount equal to the difference between the Required Premium and the Paid-in Premium. (B) For so long as the new Required Premium is less than the Paid-in Premium, you have AVAILABLE PREMIUM for which you may purchase additional Assets without paying Additional Premium until the new Required Premium equals the Paid-in Premium.


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(ii)       In connection with a change in the Assets you may be charged an
           AMENDMENT FEE which shall be equal to the commissions paid by Seller to persons effectuating the purchases and/or sales of securities relating to the change in the Assets. Where you elect to effectuate such purchases and sales through CMCC, the Amendment Fee will be a number equal to the product of the Commission Rate and the sum of the number of shares of each security purchased and sold to effectuate the agreed change in the Assets.

(b) The payment of CONTINUATION PREMIUM (also referred to as a MARK) to avoid the effects of a Knock-Out Event. On the receipt of such payment, the Seller will adjust the Initiation Terms of the Option to reflect such payment. In case of a Single Stock Option, the Strike Price will be reduced for a Call Option (or increased for a Put Option) by the proportion paid as Continuation Premium, and the Out Price will be correspondingly adjusted. In the case of a Basket Option, the Continuation Premium will be added to the Total Premium.

4. Confirmation. When you enter into an Option or amend any Option, Seller will provide you by fax or e-mail with a written (or, if you have signed an Electronic Trading Agreement, electronically via the Internet) CONFIRMATION, containing the Initiation Terms or the Amendment Terms, as the case may be. If you believe the Confirmation is inaccurate, you must notify CMCC as agent for Seller immediately, and in any event before 9:00 a.m. New York time on the next Business Day on which the New York Stock Exchange, the NASDAQ National Market or any other exchange on which is the principal trading venue of any Asset underlying an Option (collectively a "RELEVANT EXCHANGE") is open for business (a "TRADING DAY"). Absent such timely notification, the Confirmation will be deemed to accurately reflect our agreement. In the event of a discrepancy or alleged discrepancy, you and Seller agree that the taped or electronic records of your communications maintained by Seller or its agent (and made reasonably available to you) will constitute dispositive evidence of the agreement between you and Seller.

5. Settlement. The Options are cash settled in U.S. dollars upon exercise, and the SETTLEMENT AMOUNT (which may not be less than zero) is the Net Option Value at the time of exercise. The NET OPTION VALUE is determined continuously on each Trading Day as follows:

(a)        Single Stock Call Option:
           NET OPTION VALUE = Initial Premium + Share Value -
           Strike Price - Accrued Premium.

(b)        Single Stock Put Option:
           NET OPTION VALUE = Initial Premium - Share Value +
           Strike Price - Accrued Premium.

(c)        Basket Call Option:
           NET OPTION VALUE = Total Premium + Asset Value -
           Notional Value - Accrued Premium.

(d)        Basket Put Option:
           NET OPTION VALUE = Total Premium - Asset Value +
           Notional Value - Accrued Premium.

(e)        Pair Option:
           NET OPTION VALUE = Total Premium + any increase (- any decrease) in Asset Value of the Assets subject to Long Positions since the time the Option was entered into + any decrease (- any increase) in Asset Value of the Assets subject to Short Positions since the time the Option was entered into - Accrued Premium.

(f) The ASSET VALUE (or in case of a Single Stock Option, SHARE VALUE), at any given time, is the product of (i) Market Value, at such time, of each security that is an Asset underlying an Option and (ii) the number of shares of such security that constitute Assets. MARKET VALUE shall be determined by Seller in good faith and on a commercially reasonable basis. For purposes of determining Asset Value with respect to the initiation of the Option, or any amendment, or payment of the Settlement Amount, the Seller shall be permitted to use the actual cost of buying or selling its hedge to the related Option, and the Asset Value will be adjusted, as necessary, to reflect any Amendment Fees and any dividends or distributions in respect of the Assets (taking account of any tax withholding).


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(g)        The ACCRUED PREMIUM is equal to the sum of all Daily Accrual Amounts with respect to each day from the Effective Date of the Option to the later of (A) date on which the Settlement Amount is determined and
           (B) where the Confirmation specifies a Minimum Day Accrual, the number of days specified in the Minimum Day Accrual following the Effective Date. (i) Other than for Pair Options, the DAILY ACCRUAL AMOUNT for each calendar day is equal to 1/Scheduled Term multiplied by the Premium Accrual Rate multiplied by the Premium Accrual Base. The PREMIUM ACCRUAL BASE is (A) for a Basket Option, the Notional Value, and (B) for a Single Stock Option, the execution price per share multiplied by the number of shares underlying the Option. (ii) For Pair Options the DAILY ACCRUAL AMOUNT for each calendar day is equal to 1/Scheduled Term multiplied by the sum of (A) the Market Neutral Accrual Rate multiplied by the lesser of the Short Notional Value and the Long Notional Value; (B) the Average Net Long Accrual Rate multiplied by the excess, if any, of the Long Notional Value over Short Notional Value; and (C) the Average Net Short Accrual Rate multiplied by the excess, if any, of the Short Notional Value over the Long Notional Value.

(h) The GROSS OPTION VALUE, at any time, is the sum of the Net Option Value and Accrued Premium.

6. Exercise and Expiration. An Option will terminate (in full or in part as applicable) upon the first to occur of:

(a) Scheduled Expiration. An Option will expire, and be deemed automatically exercised, at the close of business on the scheduled Maturity Date (or, if such day is not a Business Day, the next following Business Day). For purposes of trades in U.S. securities, the close of business shall be 4:00 p.m. New York time, or any earlier hour that a Relevant Exchange is scheduled to close on such day.

(b) Early Exercise. You may exercise an Option that has neither expired nor terminated, in whole or part at any time during regular trading hours on any Business Day in New York. The Seller shall have discretion to approve any partial exercise of an Option, which approval shall not be unreasonably withheld. In order for any exercise of an Option to be effective, Seller's designated personnel must have received actual notice of the exercise.

(c)        Early Expiration by Reason of a Knock-Out Event.

(i) An Option will expire immediately, if, at any time, either (A) in case of a Basket Option, the Net Option Value (or, where the Confirmation so specifies, the Gross Option Value) falls below, in the case of a Call or a Pair (or exceeds, in the case of a Put) the Out Value, or (B) in case of a Single Stock Option, the share price falls below, in the case of a Call (or exceeds, in the case of a Put) the Out Price. (This early expiration of an Option is referred to as a "KNOCK-OUT EVENT.") However, Seller may, in its sole discretion, afford you an opportunity to avoid early expiration (and payment of Contingent Premium) due to a Knock-Out Event, by permitting you to pay an agreed-upon Continuation Premium. In the event you agree to pay, and Seller agrees to accept, Continuation Premium, you must pay the required Continuation Premium into the account designated by Seller by 12:00 p.m. noon New York time on the Business Day following the date of such agreement. Failure to effect such payment following agreement to do so by such time in immediately available U.S. dollars shall, if Seller so declares, result in immediate expiration of (A) the Option and (B) at Seller's election, all other Options under this Agreement.


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(ii)       While Seller will make a reasonable attempt at informing you of a
           Knock-Out Event by phone or email, it is not obligated to do so. You are responsible for monitoring the relevant Option Value in relation to the Out Value and the per share Market Value in relation to the Out Price, as applicable. You may pay Continuation Premium at any time by agreement between you and Seller.

(d)        Early Termination Following Event Of Default.

(i)        In the event of an Event of Default described in Section 17(d) (i),
           (iii), (iv), (v) and to the extent analogous thereto, (vii) occurring with respect to you, all Options under this Agreement will terminate and an EARLY TERMINATION DATE in respect of all outstanding Options will occur immediately upon such occurrence.

(ii) Except as set forth in Subsection (a), if an Event of Default with respect to a party has occurred and is continuing, the non-defaulting party may declare an Early Termination Date for all (but not less than all) Options under the Agreement, effective as of the time and date on which notice of termination is provided.

(iii) In the event of an Early Termination Date, all Options that have not expired early by reason of a Knock-Out Event shall be deemed exercised for purposes of determining the Settlement Amount, and the Defaulting Party or the non-defaulting party shall pay to the other the net amount owed under this Agreement within the later of three Business Days and the Settlement Date (it being agreed that amounts that each owes to the other shall be set off and reduced to zero to the amount possible, such that only one net payment shall be made).

7. Settlement Payments. Seller will pay you the Settlement Amount on the Business Day immediately after the Seller receives the proceeds (or, in the case of a Put Option, the bought-in position) from the unwind of its hedge positions (the "SETTLEMENT DATE"). Buyer acknowledges that the payment to it of the Settlement Amount is subject to delay by reason of the closing of banks or of markets, or of any other events that may effect markets generally.

8. Contingent Premium Payments. You will pay to Seller the Contingent Premium, if any, on the Business Day immediately following Early Expiration.

9. Adjustments to Option by Seller. If any event occurs with respect to the Assets underlying an Option that has a concentrative or dilutive effect on such Assets, or if any dividends are paid with receipt to the Assets ("RECEIVED DIVIDENDS") the Seller shall make such adjustment to the terms of the Option or the Assets as is reasonable to preserve the economic position of the parties. If any event occurs, is announced or in Seller's reasonable opinion is likely to occur with respect to an issuer of Assets that in Seller's reasonable opinion could have a material effect on the nature of the Assets, their volatility, their trading market or other material characteristics (for example a reclassification of shares, merger, material asset sale, takeover offer, delisting, bankruptcy or nationalization), the Seller may make an appropriate adjustment of the terms of the Assets or the Option or may, in its sole discretion, terminate the Option.

10. Inability to Hedge. Where the Confirm specifies that HARD TO BORROW applies, if Seller is unable to hedge an Option, or if its costs of hedging an Option unexpectedly increase, for example by reason of an inability to borrow securities or an unexpected increase in the cost of borrowing such securities), Seller may, by notice to Buyer, elect to terminate the Option and pay the Settlement Amount as if the termination constitutes an exercise or increase the cost of the Option to reflect higher borrowing costs.

   GENERAL TERMS

11. Notices. NOTICE shall mean an actual notice by telephone, facsimile and/or email. Such notice shall be deemed delivered as of such time when either (i) notice has been actually delivered by telephone; (ii) where a notice is sent via facsimile following reasonable efforts of a telephonic notice, the day and time the facsimile machine has generated a "good transmission" report recording time and date sent and fax number of recipient; or (iii) where a notice is sent via email following reasonable efforts of a telephonic notice, then on the day and time the email is sent, provided that no error message to the effect that the message is not deliverable within a reasonable time after it is sent has been generated.


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12.        General Payment Condition. No party will be required to make a payment to the other party, absent the occurrence of an Early Termination Date, for so long as (i) there is a continuing Event of Default with respect to the other party; or (ii) the other party has not made all payments due from it.

13. Deduction Or Withholding For Tax - Gross-Up. All payments under this Agreement shall be subject to any deduction or withholding for or on account of any Tax.

   ADDITIONAL AGREEMENTS OF BUYER

14. You agree with Seller that, so long as either party has or may have any obligation under this Agreement:

(a) Furnish Specified Information. You will deliver to Seller or, where appropriate, to any relevant government or taxing authority, such financial information, legal authority information, or tax status information, as Seller reasonably directs.

(b) Compliance With Laws. You will comply in all material respects with all applicable laws and rules to which you may be subject.

(c) Compliance with Representations. You will not take any action during the term of this Agreement or any Option that makes any of your representations, warranties or agreements untrue, incorrect, or incomplete. If any of these do become untrue, incorrect, or incomplete, you will immediately give oral and written notice to Seller.

(d) Non-Contravention. None of your organizational documents, or any other document or agreement governing your conduct will prohibit, or will be amended to prohibit, you from entering into options or transactions in any cash market instruments on which any Options are based.


   REPRESENTATIONS AND WARRANTS

15. Mutual Representations. Each party makes the representations and warrants set out below to the other. Each representation will be deemed to be repeated by each party on each date on which an Option is entered into or amended or any payment is made with respect thereto:

(a) Status. It is duly organized and validly existing under the laws of the jurisdiction of its organization and in good standing.

(b) Powers. (i) It has the power to execute and deliver this Agreement and any other related documents to which it is a party, and to perform its obligations under this Agreement; (ii) it has taken all necessary action to authorize such execution, delivery, and performance; (iii) the individual(s) executing and delivering this Agreement and any other documentation relating to this Agreement are duly empowered and authorized to do so; and (iv) it has duly executed and delivered this Agreement.

(c) No Violation or Conflict. The execution, delivery and performance of this Agreement do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

(d) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect.

(e) Obligations Binding. Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy or similar laws).

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(f)        Absence Of Litigation. There is not pending nor, to its knowledge, threatened against it, any action, suit or proceeding before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.

(g) Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it is, as of the date of the information, true, accurate and complete in every material respect.

(h) Eligibility. It is an "eligible contract participant" within the meaning of the Commodity Exchange Act.

(i) ERISA. It is not (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), subject to Title I of ERISA or Section 4975 of the Code, or a plan as so defined but which is not subject to Title I of ERISA or Section 4975 of the Code but is subject to another law materially similar to Title I of ERISA or Section 4975 of the Code (each of which, an "ERISA Plan"), (ii) a person or entity acting on behalf of an ERISA Plan, or (iii) a person or entity the assets of which constitute assets of an ERISA Plan.

(j) Principal. It is entering into each Option as principal and not as agent or in any other capacity, fiduciary or otherwise and no other person has an interest herein.

(k) No Reliance. It has, in connection with each Option (i) the knowledge and sophistication to independently appraise and understand the financial and legal terms and conditions of the Option and to assume the economic consequences and risks thereof and has, in fact, done so as a result of arm's length dealings with the other party; (ii) to the extent necessary, consulted with its own independent financial, tax, legal and other advisors and has made its own investment, hedging and trading decisions in connection with the Option based upon its own judgment and the advice of such advisors and not upon any view expressed by the other party; (iii) not relied upon any representation (whether written or oral) of the other party, other than the representations expressly set forth in this Agreement and is not in any fiduciary relationship with the other party; (iv) not obtained from the other party (directly or indirectly through any other person) any advice, counsel or assurances as to the expected or projected success, profitability, performance, results or benefits of the Option; (v) determined to its satisfaction whether or not the rates, prices or amounts and other economic terms of the Option and the indicative quotations (if any) provided by the other party reflect those in the relevant market for similar transactions; and
           (vi) not deemed any communication (written or oral) received from the other party to be an assurance or guarantee as to the expected results of the Option.

(l) No Registration. It understands that the offer and sale of the Option(s) constituting the Transaction is intended to be exempt from registration under the US Securities Act of 1933, as amended (the "SECURITIES ACT"), by virtue of Section 4(2) thereof. In this regard, it represents and warrants that (a) it is experienced in investing in or otherwise entering into options and other financial instruments similar to the Transaction and has determined that the Transaction is a suitable investment for it, and (b) it is an institution which qualifies as an "accredited investor" or "qualified institutional buyer" as such terms are defined under relevant regulations promulgated under the Securities Act.

16.        Additional Representations and Acknowledgements of Buyer

(a) Investigations and Documents. You have undertaken such investigation and have been provided with and have evaluated such documents and information as you have deemed necessary to enable you to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

(b) Not an Affiliate. You are not, and will not become, an Affiliate of an issuer, within the meaning of Rule 144 under the Securities Act of 1933, of any Asset underlying an Option. (Rule 144 defines an AFFILIATE of an issuer as "a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer").


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(c)        Independent Investment Decision. You acknowledge that Seller has no responsibility governing your conduct, or of your investment advisers or of fiduciaries thereto, and any information given by Seller under or in connection with this Agreement and each Transaction hereunder will not serve as a primary basis of any investment decision by or on behalf of you or any investment adviser for you.

(d) CMCC as Agent. You acknowledge that CMCC is acting as Seller's agent under this Master Agreement and each Option hereunder. CMCC will send you Confirmations and transaction reports on behalf of Seller, and if you have questions regarding this Agreement or any Option, you should direct them at CMCC. However, CMCC is not acting as principal and has no responsibility for Seller's obligations under the Options.


   EVENTS OF DEFAULT AND EARLY TERMINATION FOLLOWING EVENTS OF DEFAULT

17. Events Of Default. The occurrence at any time with respect to a party of any of the following events constitutes an event of default (an "EVENT OF DEFAULT") with respect to such party, provided, however, that an Event of Default shall not occur with respect to Seller when the failure to pay or deliver, or the default, event of default or other similar condition or event, as the case may be, arises solely
           (i) out of a wire transfer problem or an operational or administrative error or omission (so long as the required funds or property required to make that payment or delivery were otherwise available to that party), or (ii) from the general unavailability of the relevant currency due to exchange controls or other similar governmental action, but in either case only if the payment or delivery is made within three Business Days after the problem has been corrected, the error or omission has been discovered or the currency becomes generally available:

(a) Failure to Pay or Deliver. Failure by the party to make, when due, any payment or delivery required under this Agreement;

(b) Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment or delivery or to give notice of an Event of Default) if such failure is not remedied by the fifth day after notice of such failure is given to the party;

(c) Misrepresentation. A representation made or deemed to have been made by the party proves to have been incorrect or misleading in any material respect when made or deemed to have been made;

(d) Bankruptcy. The party: (i) is dissolved; (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation. has a resolution passed for its winding-up, official management or liquidation; (v) seeks or becomes subject to the appointment of an administrator, liquidator, conservator, receiver, trustee custodian or other similar official; (vi) has a secured party take possession of a substantial part of its assets or has a distress, execution, attachment, or other legal process levied, enforced or sued on or against a substantial part of its assets; or (vii) causes or is subject to any event similar to those listed above; or takes any action in furtherance of, or indicating its consent to, or approval of any of those acts or events.

18. Notice Relating to Event of Default. If an Event of Default occurs (or an event that would be an event of default with the passage of time or the giving of notice) with respect to a party, that party will, promptly upon becoming aware of it notify the other party, specifying the nature of the event and such other information about the event as the other party may reasonably require.

19. Expenses. A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and related taxes and expenses, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement to which the Defaulting Party is a party or by reason of the early termination of any Option, including, but not limited to, costs of collection.

20. Set-Off. Seller shall be entitled to set off any amount that it owes Buyer against any obligations Buyer may have to it, whenever arising, including any contingent obligations. In addition, Seller shall have any other rights which it may otherwise have by reason of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

   MISCELLANEOUS

21. Single Agreement. All Options are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this "AGREEMENT"), and the parties would not otherwise enter into any Options.

22. Notices. The address for notices shall be as set out on the signature page unless the parties otherwise provide notice to the other. The effectiveness of notices shall be as set forth in Section 11.

23. Assignment. Neither this Agreement nor any interest or obligation in or under this Agreement, nor any Option may be transferred by either party without the prior written consent of the other party, except that Seller may on notice to Buyer transfer its obligations to any of its affiliates which has a credit rating equal to or higher than Seller at the time of assignment. Any purported transfer that is not in compliance with this Section will be void.

24. Recorded Conversations. Each party (or its agents) may electronically record any of its telephone conversations with the other party or with any of the other party's agents in connection with this Agreement or any Option, and any such recordings may be submitted in evidence in any proceeding relating to this Agreement or any Option.

25. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

26. Amendments. No amendment, modification or waiver in respect of this Master Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties.

27. Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

28. No Waiver Of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

29. Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

30. Counterparts. This Agreement and any Confirmation may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

31.        Governing Law And Jurisdiction.

(a) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CHOICE OF LAW DOCTRINE).

(b) Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement ("Proceedings"), each party irrevocably:

(i) submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

(c) Service of Process. If Buyer is not headquartered in the United States, it will maintain at all times a U.S. agent for service of process. Service of Process on Seller may be serviced on CMCC as Agent. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d) WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION.

This Annex to the Commerzbank AG Linear Option Agreement between Commerzbank AG and you (this "INTERNET ANNEX") sets forth the terms and conditions for accessing account information over the Internet, and is an integral part of the Agreement. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

32. Consent to Electronic Delivery. You agree to electronic access or delivery via the Internet by email or through the Commerzbank Linear Option Site (the "INTERNET SITE") of Confirmations and detailed account information, such as the current values of the Assets underlying the Options ("ELECTRONIC DELIVERY"). For Electronic Delivery you need a personal computer or other device running Internet Explorer 4.0 or higher, or Netscape 6.0 or higher. You may elect to receive Confirmations by fax or mail by giving Seller notice, and you may be able to obtain some (but not all) of the account details available through Electronic Delivery, including the Asset Value and the Out Value, by contacting Seller. You may revoke your consent to Electronic Delivery by providing Seller with 5 Business Days prior notice and ceasing all access to the Internet Site. Access to the Internet Site following the effective date of the Notice constitutes renewed consent to Electronic Delivery.

33. Contact Information. You agree to promptly provide Seller with notice should your contact information change. Absent such notice, Seller will continue to provide notices and other correspondence in the current form to the most recent address.

34. Secure Key and User Identifier. Your USER IDENTIFIER required for accessing your account on the Internet Site, consists of your user name, password and a pin number obtained from your SECURE KEY. Upon request, you must promptly return your Secure Key to Seller. You acknowledge that you are responsible for maintaining the security and confidentiality of every component of your User Identifier. YOU ARE RESPONSIBLE FOR ALL ACTIVITIES OCCURRING THROUGH YOUR ACCOUNT SO LONG AS THE ACCESS IS GAINED THROUGH THE USE OF YOUR USER IDENTIFIER OR SELLER REASONABLY BELIEVES THAT THE ACTIVITY IS GENUINE BASED ON VERIFICATION PROCEDURES.

35. Seller Termination of Internet Access. Seller shall have the right, at any time and without notice, to terminate or limit your access to the Internet Site;


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
36. No Seller Representations and Warrants: THE INTERNET SITE, THE SECURE KEY, AND ANY ACCOUNT INFORMATION, QUOTATIONS, MARKET INFORMATION, DERIVED DATA OR ANY OTHER INFORMATION CONTAINED IN, OBTAINED THROUGH OR DERIVED FROM THE INTERNET SITE OR ANY OTHER MEANS OF ELECTRONIC DELVERY (COLLECTIVELY THE "ELECTRONIC SERVICE") IS PROVIDED "AS IS" AND SELLER AND ITS AFFILIATES DISCLAIM ANY AND ALL WARRANTIES OF ANY KIND, EITHER EXPRESS, IMPLIED OR STATUTORY, (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TIMELINESS, TRUTHFUL-NESS, SEQUENCE, COMPLETENESS, ACCURACY, FREEDOM FROM INTERRUPTION, FREDOM AGAINST INTEREFERENCE WITH USER'S ENJOYMENT OR FREEDOM FROM INFRINGEMENT) RELATING TO THE ELECTRONIC SERVICE OR ANY PART THEREOF TO THE FULLEST EXTENT PERMISSIBLE PURSUANT TO APPLICABLE LAW.

37. Limitations on Seller's Liability: With respect to the Electronic Service and any part thereof:

(a) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION, IN NO EVENT WILL SELLER OR ITS AFFILIATES, SHAREHOLDERS, DIRECTORS, MANA-GERS, OFFICERS, EMPLOYEES REPRESENTATIVES AND AGENTS (COLLECTIVELY, THE "RELATED PARTIES") BE LIABLE TO YOU OR ANY OTHER PERSON FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL CLAIMS, LOSSES OR DAMAGES OF ANY KIND (IN-CLUDING, BUT NOT LIMITED TO, TRADING LOSSES, LOSS OF PROFITS, FOREGONE GAINS OR FAILURE TO SUCCESSFULLY IMPLEMENT ANY INVESTMENT STRATEGY, OPPORTUNITY, BUSINESS OR DATA), FINES OR PENALTIES ARISING FROM ANY CAUSE WHATSOEVER, WHETHER BASED ON CONTRACT (IN-CLUDING UNDER INDEMNITY), TORT (INCLUDING NEGLIGENCE), ARISING UNDER STATUTE BY MEANS OF STRICT LIABILITY OR ARISING UNDER ANY OTHER LEGAL THEORY (INCLUDING UNDER CRIMINAL LAW), EVEN IF SELLER OR ANY OF THE RELATED PARTIES HAVE BEEN ADVISED OF THE POS-SIBILITY OF SUCH CLAIMS, LOSSES OR DAMAGES.

(b) Without limiting the generality and applicability of the foregoing, you specifically acknowledge and agree that neither Seller nor any of the Related Parties shall be liable to you or any other person for any damages or injuries, caused by (i) shutdown, delay, interruption or defect in the communications with and operations of the Internet Service or any other means of Electronic Delivery; (ii) any error, omission, failure, delay, alteration, theft, use or destruction of information (whether residing on, submitted to, or accessible through, the Internet Site, your computer or otherwise) regardless of cause (unauthorized access, erroneous delivery, virus or otherwise); or (iii) any erroneous, non-current, incomplete or misleading information or data contained in, submitted to, derived from, or obtained through the Internet Site or any other means of Electronic Delivery.

(c) Seller will only be liable for claims, arising out of Seller's gross negligence or willful misconduct, and then limited to the fees and amortized premium received from you, provided that Seller shall not be responsible for any such injury or damage resulting from your or any other party's gross negligence or willful misconduct.

38. Your Indemnification: You shall indemnify Seller and the Related Parties against any cost, expense (including counsel fees and disbursements) claim, demand, action, loss or liability (except such as result from such indemnitee's gross negligence or willful misconduct) that such indemnitiees may suffer or incur arising out of or relating to your use of the Internet Site or any other part of the Electronic Service (including unauthorized transactions entered using a valid User Identifier and any unauthorized access to, entry into, or use of the Internet Site, or other breach of security by any of your employees, agents or representatives or by any other similarly situated person).


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
IN WITNESS WHEREOF, the parties have executed this Linear Option Master Agreement by their duly authorized signatories as of this 22 day of November, 2002.


SELLER
COMMERZBANK AG

      By: Commerzbank Capital Markets Corporation, as agent


By: /s/ Samuel Gottesman
    -------------------------------------
    Name: Samuel Gottesman
    Title: Head of Sales


By: /s/ Victor Gatto
    -------------------------------------
    Name: Victor Gatto
    Title:




SELLER'S CONTACT DETAILS:

Attn:      Sales Desk

Phone:     (212) 703-4466

Fax:____________________________________

Email:__________________________________

Address:    c/o Commerzbank Capital Markets Corporation
            1251 Avenue of the Americas, 22nd Floor
            New York, New York 10020
                                      BUYER
                                      SC FUNDAMENTAL VALUE FUND, L.P.
                                      ------------------------------------------
                                      (Name of partnership or corporation)

                                      X: /s/ Neil H. Koffler
                                        ----------------------------------------
                                        Name: Neil H. Koffler
                                        Title: Member of the General Partner


                                     BUYER'S CONTACT DETAILS:

                                     Attn:     _________________________________

                                     Phone:    _________________________________

                                     Fax:      _________________________________

                                     Email:    _________________________________

                                     Address:  _________________________________







If you also agree to be bound by the Internet
Annex (required for accessing account
information through the Commerzbank AG Linear
Option Site), please sign:

                                                   /s/ Neil H. Koffler
                                                   -----------------------------
                                                   I accept the Internet Annex






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